Exhibit 99

             Dillard's, Inc. Reports August Sales Results

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Sept. 2, 2004--Dillard's, Inc. (NYSE:DDS) ("Dillard's" or the "Company") announced today that sales for the four weeks ended August 28, 2004 were $553,337,000 compared to sales for the four weeks ended August 30, 2003 of $575,433,000. Total sales declined 4% for the 4-week period. Sales in comparable stores declined 5% for the 4-week period. The Company notes that two days of sales tax holiday shopping in Texas, North Carolina, South Carolina and Iowa occurred in July of 2003 and in August of 2004. Management believes that the positive impact of the sales tax holiday shift on August comparable sales results approximates 1%, which was substantially offset by the negative impact of Hurricane Charley in the Company's Florida stores.
    Sales for the 30 weeks ended August 28, 2004 were $4,079,112,000 compared to sales for the 30 weeks ended August 30, 2003 of $4,110,829,000. Sales declined 1% for the 30-week period on both a total and comparable store basis.
    During the four weeks ended August 28, 2004, sales in the Company's Western region were strongest, exceeding the average sales performance in total stores. Sales in the Central region were slightly above trend. Sales in the Eastern region were below trend.
    During the four weeks ended August 28, 2004, sales of accessories, shoes, lingerie and cosmetics considerably exceeded the Company's average sales performance. Sales in the children's area were above trend. Sales in the home categories were slightly below trend. Weaker, below trend, sales were noted in the men's and women's and juniors' areas.
    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.

    CONTACT: Dillard's, Inc.
             Julie J. Bull, 501-376-5965